ADMINISTRATION AGREEMENT

         This Agreement, dated as of the day of , 1997, made by and between Metropolitan West Funds, (the "Trust") a business trust operating an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and FPS Services, -Inc. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and FPS; and

         WHEREAS, the Parties desire to enter into an agreement whereby FPS will provide certain administration services to the Trust on the terms and conditions set forth in this Agreement; and

         WHEREAS, FPS is willing to serve in such capacity and perform such administrative services under the terms and conditions set forth below; and

         WHEREAS, the Trust will provide all necessary information to FPS concerning the Series so that FPS may appropriately execute its responsibilities hereunder;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

         Section 1. Appointment The Trust hereby appoints FPS as administrator and FPS hereby-accepts such appointment. The Trust further agrees to appoint FPS as administrator to any additional Series which, from time to time, may be added to the Trust.

         Section 2. Duties and Obligations of FPS

         (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, FPS shall provide to each of the Series all administrative services set forth in Schedule "A" attached hereto, which Schedule is incorporated by reference in its entirety into this Agreement. In addition to the obligations set forth in Schedule "A", FPS shall (i) provide its own office space, facilities, equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute the administrative responsibilities of the Trust.

         (b) So that FPS may perform its duties under the terms of this Agreement, the Board of Trustees of the Trust shall direct the officers, investment advisor, distributor, legal counsel, independent accountants and custodian of the Trust to cooperate fully with FPS and to provide such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons provided that no such person need provide any information to FPS if to do so would, in the reasoned opinion of counsel to the Trust, result in the loss of any privilege or confidential treatment with respect to such information. In connection with its duties, FPS shall be entitled to rely, and shall be held harmless by the Trust when acting in reasonable reliance upon the instruction, advice or any documents provided by the Trust to FPS by any of the aforementioned persons. All fees charged by any such persons shall be deemed an expense of the Trust.

         (c) Any activities performed by FPS under this Agreement shall conform to the requirements of:

              (1) the  provisions of the Act and the  Securities Act of 1933, as amended, and of any rules or regulations in force thereunder;

              (2) any other applicable provision of state and federal law;

              (3) the  provisions  of the  Trust  Instrument  of the  Trust,  as amended from time to time;

              (4) any  policies and  determinations  of the Board of Trustees of the Trust; and

              (5) the  fundamental  policies  of the Trust as  reflected  in its registration statement filed pursuant to the Act.

         FPS acknowledges that all records that it maintains for the Trust are the property of the Trust and will be surrendered promptly to the Trust upon written request. FPS will preserve, for the periods prescribed under Rule 3 la-2 under the Act, all such records required to be maintained under Rule 31 a- 1 of the Act.

         (d) Nothing in this Agreement shall prevent FPS or any officer thereof from acting as administrator for any other person, firm or corporation. While the administrative services supplied to the Trust may be different than those supplied to other persons, firms or corporations, FPS shall provide the Trust equitable treatment in supplying services. The Trust recognizes that it will not receive preferential treatment from FPS as compared with the treatment provided to other FPS clients. FPS agrees to maintain the records and all other information of the Trust in a confidential manner and shall not use such information for any purpose other than the performance of FPS's duties under this Agreement.

         Section 3. Allocation of Expenses All costs and expenses of the Trust shall be paid by the Trust including, but not limited to:

              a)  fees paid to an investment advisor (the ("Advisor");

              b)  interest and taxes;

              c)  brokerage fees and commissions;

              d)  insurance premiums;

              e)  compensation   and  expenses  of  its  Trustees  who  are  not
                  affiliated persons of the Advisor;

              f)  legal, accounting and audit expenses;

              g) custodian and transfer agent, or shareholder servicing agent, fees and expenses;

              h) fees and expenses incident to the registration of the shares of the Trust under Federal or state securities laws;

              i) expenses related to preparing, setting in type, printing and mailing prospectuses, statements of additional information, reports and notices and proxy material to shareholders of the Trust;

              j) all expenses incidental to holding meetings of shareholders and Trustees of the Trust;

              k) such extraordinary expenses as may arise, including litigation, affecting the Trust and the legal obligations which the Trust may have regarding indemnification of its officers and directors; and

              l) fees and out-of-pocket expenses paid on behalf of the Trust by FPS.

         Section 4. Compensation of FPS The Trust agrees to pay FPS compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and FPS. The Trust agrees and understands that FPS's compensation be comprised of two components and payable on a monthly basis as follows:

         (a) an asset based fee calculated on the Trust's total assets subject to a minimum fee calculated on the number of series and classes within each series, which the Trust hereby authorizes FPS to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

         (b) reimbursement of any out-of-pocket expenses paid by FPS on behalf of the Trust. which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse FPS for such expenses within ten calendar days of receipt of such bill.

         For the purpose of determining fees payable to FPS, the value of the Trust's net assets shall be computed at the times and in the manner specified in the Trust's Prospectus and Statement of Additional Information then in effect.

         During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both FPS and the Trust.

         Section 5. Duration

         (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party set forth in (c) below.

         (b) The fee schedule set forth in Schedule "B" attached shall be fixed for two (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to review and adjustment as determined by the Parties.

         (c) After the initial term of this Agreement, the Trust or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty ( 180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS to such date.

         (d) If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Trust, transfer all records which are the property of the Trust and shall cooperate in the transfer of such records and its duties and responsibilities under the Agreement.

         Section 6. Amendment No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by FPS and the Trust.

         Section 7. Applicable Law This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         Section 8. Authority of Signatories The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party. The obligations under this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any officer or shareholder of the Series individually.

         Section 9. Limitation of Liability

         (a) FPS, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.

         (b) Any person, even though a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with FPS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may receive compensation from FPS.

         (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of (i) any action taken or omitted to be taken by FPS in good faith, (ii) any action taken or omitted to be taken by FPS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by FPS in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of FPS or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.

         If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPS within ten (10) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 9(c) if the Trust has not been prejudiced in any material respect by such failure.

         The Trust and FPS shall cooperate in the control of the defense of any action, suit or proceeding in which FPS's involved and for which indemnity is being provided by the Trust to FPS. The Trust may negotiate the settlement of any action, suit or proceeding subject to FPS's approval, which shall not be unreasonably withheld. FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS.

         FPS shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:

              (i) FPS has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPS would present such counsel with a conflict of interest;

              (ii) the defendants in, or targets of, any such action or proceeding include both FPS and the Trust, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPS); or

              (iii) the Trust shall authorize FPS to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.

         (d) The terms of this Section 9 shall survive the termination of this Agreement.

         Section 10. Notices Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail or by overnight delivery, postage prepaid to the respective parties as follows:

If to  Metropolitan  West  Funds:                                     If to FPS:
---------------------------------                                     ----------
Metropolitan West Funds                                       FPS Services, Inc.
10880 Wilshire Blvd., Suite 2020           3200 Horizon  Drive,  P.O.  Box 61503
Los  Angeles,  CA 90024                         King of  Prussia,  PA 19406-0903
Attention:  Scott B.  Dubchansky                    Attention:  Kenneth J. Kempf
            Chief Executive Officer and Trustee                 President

         Section 11. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

         Section 12. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust, authorized or approved by a resolution of their respective Boards of Directors or Trustees.

         Section 13. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 14. This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         Section 15. Section Headings Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eight typewritten pages, together with Schedules "A", "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.

Metropolitan West Funds                                      FPS Services. Inc.
-----------------------                                      ------------------




-----------------------------------            --------------------------------
By: Scott B. Dubchansky                                    By: Kenneth J. Kempf
Chief Executive Officer and Trustee                                   President

                                                                    SCHEDULE "A"


                          FUND ADMINISTRATION SERVICES
                                       FOR
                             METROPOLITAN WEST FUNDS

I.       Regulatory Compliance

         A.       Federal Compliance - Investment Company Act of 1940
                  1.       Review, report and renew
                           a.       investment advisory contracts
                           b.       fidelity bond
                           c.       underwriting contracts
                           d.       distribution (12b-1) plans
                           e.       administration contracts
                           f.       accounting contracts
                           g.       custody administration contracts
                           h.       transfer agent and shareholder services

                  2.       Filings
                           a.       N-SAR (semi-annual report)
                           b. N-1A (prospectus), post-effective amendments and supplements ("stickers")
                           c.       24f-2 indefinite registration of shares
                           d.       filing fidelity bond under 17g-1
                           e.       filing shareholder reports under 30(b)2-1

                  3. Annual up-dates of biographical information and questionnaires for Directors/Trustees and Officers


II.      Corporate Business and Shareholder/Public Information

         A.       Directors/Trustees/Management
                  1.       Preparation of meetings
                           a.       agendas - all necessary items of compliance
                           b.       arrange and conduct meetings
                           c.       prepare minutes of meetings
                           d.       keep attendance records
                           e.       maintain corporate records/ minute book

         B.       Coordinate Proposals
                  1.       Printers
                  2.       Auditors
                  3.       Literature fulfillment
                  4.       Insurance

         C.       Maintain Corporate Calendars and Files

         D.       Release Corporate Information
                  1.       To shareholders
                  2.       To financial and general press
                  3.       To industry publications
                           a.       distributions (dividends and capital gains)
                           b.       tax information
                           c.       changes to prospectus
                           d.       letters from management
                           e.       Funds' performance
                  4.       Respond to:
                           a.       financial press
                           b.       miscellaneous shareholders inquiries
                           c.       industry questionnaires

         E.       Communications to Shareholders
                  1. Coordinate printing and distribution of annual, semi-annual reports, and prospectus


III.     Financial and Management Reporting
         A.       Income and Expenses
                  1. Monitoring of expense accruals, expense payments and expense caps
                  2.     Approve and coordinate payment of expenses
                  3. Establish Funds' operating expense checking account and perform monthly reconciliation of checking account.
                  4. Calculation of advisory fee, 12b-1 fee and reimbursements to Fund (if applicable)
                  5. Authorize the recording and amortization of organizational costs and pre-paid expenses (supplied by advisor), for start-up funds and reorganizations
                  6.     Calculation of average net assets
                  7.     Expense ratios calculated
         B.       Distributions to Shareholders

                  1. Calculations of dividends and capital gain distributions (in conjunction with the Fund and their auditors)
                          a.       compliance with income tax provisions
                          b.       compliance with excise tax provisions
                          c.       compliance with Investment Company Act of
                                   1940
                  2. Book/Tax identification and adjustments at required distribution periods (in conjunction with the Funds and their auditors)

         C. Financial Reporting
                  1. Liaison between Fund management, independent auditors and printers for semi-annual and annual shareholder reports
                  2. Prepare of semi-annual and annual reports to shareholders
                  3. Preparation of semi-annual and annual N-SAR's (Financial Data)
                  4.       Preparation of Financial Statements for required
                           SEC Post-Effective filings (if applicable)
                  5. Preparation of required performance graph (annually) (based on advisor supplied indices)

         D.       Subchapter M Compliance (monthly)
                  1.       Asset diversification test
                  2.       Short/short test

         E.       Other Financial Analyses
                  1. Upon request from Fund management, other budgeting and analyses can be constructed to meet the Fund's specific needs (additional fees may apply)
                  2.      Sales information, portfolio turnover (monthly)
                  3. Work closely with independent auditors on return of capital presentation, excise tax calculation
                  4.      Performance (total return) calculation (monthly)
                  5. 1099 Miscellaneous - prepared and filed for Directors/ Trustees (annual)
                  6. Analysis of interest derived from various Government obligations (annual) (if interest income was distributed in a calendar year)
                  7. Analysis of interest derived by state (for municipal bond funds)
                  8.      Review and characterize 1099- Dividend Forms
                  9. Prepare and coordinate with printer and FPS Account Management with printing and mailing of 1099 Dividend Insert cards

         F.       Review and Monitoring Functions (monthly)
                  1. Review expense and reclassification entries to ensure proper update
                  2. Perform various reviews to ensure accuracy of Accounting (the monthly expense analysis), and Custody (review of daily bank statements to ensure accurate expense movements for expense payments)
                  3.      Review accruals and expenditures (where applicable)

         G. Preparation and distribution of monthly operational reports to management by 10th Business Day
                  1.       Management Statistics (Recap)
                           a.       portfolio summary
                           b.       book gains/losses/per share
                           c.       net income, book income/per share
                           d.       capital stock activity
                           e.       distributions
                  2.       Performance Analysis
                           a.       total return
                           b. monthly, quarterly, year to date, average annual returns
                  3.       Expense Analysis
                           a.       schedule
                           b.       summary of due to/from advisor
                           c.       expenses paid
                           d.       expense cap
                           e.       accrual monitoring
                           f.       advisory fee
                  4.       Short-Short Analysis
                           a.       short-short income
                           b.       gross income (components)
                  5.       Portfolio Turnover
                           a.       market value
                           b.       cost of purchases
                           c.       net proceeds of sales
                           d.       average market value
                  6.       Asset Diversification Test
                           a.       gross assets
                           b.       non-qualifying assets
                  7.       Activity Summary
                           a.       shares sold, redeemed and reinvested
                           b.       change in investment

         H. Provide rating agencies statistical data as requested (monthly/quarterly)

         I.       Standard schedules for Board Package (Quarterly)
                  1.       Activity Summary (III-G-7 from above)
                  2.       Expense analysis
                  3. Other schedules can be provided (additional fees may apply)

IV.      Blue Sky Administration

         A.       Sales Data
                  1. Receive daily sales figures through SUNGARD interface with Price Waterhouse Blue 2 System.

                  2. Receive daily sales figures broken down by state from Charles Schwab (if applicable).
                  3. Produce daily warning report for sales in excess of pre-determined percentage.
                  4. Analysis of all sales data to determine trends within certain states.

         B.       Filings

                  1.      Produce and mail the following required filings:
                          a. Initial Filings - produce all required forms and follow-up on any comments, including notification of SEC Effectiveness.
                          b. Renewals - produce all renewal documents and mail to states, includes follow-up to ensure all is in order to continue selling in states.
                          c. Sales Reports - produce all relevant sales reports for the states and complete necessary documents to properly file sales reports with states.
                          d. Annual Report Filings - file copies of all annual reports with states.
                          e. Prospectus Filings - file all copies of Definitive SAI & Prospectuses with the states.
                          f. Post-Effective Amendment Filing - file all Post-Effective Amendments with the states, as well as, any other required documents.
                  2. On demand additional states - complete filing for any states that you would like to add. This includes all of the items in 1 (A).
                  3. Amendments to current permits - file in a timely manner any amendment to registered share amounts.
                  4. Update and file hard copy of all data pertaining to individual permits.

         C. Consulting and Analysis - We will supply you with the most current fee structure for each state and help you decide what course of action to take in each state to minimize the amount of money spent on Blue Sky Registration.

                                                                    SCHEDULE "B"


                      ADMINISTRATION SERVICES FEE SCHEDULE
                                       FOR
                             METROPOLITAN WEST FUNDS

        This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

I.       Corporate/Financial Administration

         Subject to a minimum annual fee of $55,000 for the initial Series' first class of shares and $12,000 for each additional separate series or class thereof, the Trust agrees to pay FPS each month an asset based fee calculated at the annual rate of:

         .0015 On the First $ 50 Million of the Average Net Assets of the Trust; .0010 On the Next $ 50 Million of the Average Net Assets of the Trust; and .0005 Over $100 Million of the Average Net Assets of the Trust

II.      Blue Sky Administration

         $150 per permit/per state/per year*

         * Pursuant to our letter dated March 6, 1997, fees for Blue Sky Administration have been waived.


III.     Out-of-Pocket Expenses

         The Funds will reimburse FPS Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, overdraft charges, EDGAR filings, Fund/SERV and Networking expenses, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies, as incurred and approved.*

         * FPS will provide the Funds with a $1,000 per quarter credit for out-of-pocket expenses.


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                                                                    SCHEDULE "C"


                            Identification of Series

Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:

                            "Metropolitan West Funds"

                   1. Metropolitan West Total Return Bond Fund
                   2. Metropolitan West Low Duration Bond Fund
                 3. Metropolitan West Short Term Investment Fund

This Schedule "C" may be amended from time to time by agreement of the Parties.